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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                        DATE OF REPORT: SEPTEMBER 2, 2003
                        (Date of earliest event reported)




                              SUN COMMUNITIES, INC.
             (Exact name of registrant as specified in its charter)




MARYLAND                   COMMISSION FILE NO. 1-12616                38-2730780
(State of Organization)                                  (IRS Employer I.D. No.)




                         27777 FRANKLIN ROAD, SUITE 200
                              SOUTHFIELD, MI 48034
                    (Address of principal executive offices)



                                 (248) 208-2500
              (Registrant's telephone number, including area code)


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ITEM 5. OTHER EVENTS.

         We own an equity interest in Origen Financial L.L.C. ("Origen"). Gary
A. Shiffman, our Chief Executive Officer, President and Chairman, is a manager of Origen and also owns an equity interest in Origen. Currently, we (together with an unaffiliated lender and one lender affiliated with Mr. Shiffman) provide financing to Origen. The financing provided to Origen consists of a $48.0 million standby line of credit and a $10.0 million term loan, of which we had advanced approximately $35.1 million as of June 30, 2003.

         In June 2003, we entered into an Agreement for Purchase and Sale of Manufactured Home Loans ("Agreement") pursuant to which we can elect, from time to time, to purchase and hold up to $50.0 million principal amount of manufactured home loans from Origen at a purchase price equal to the book value of such loans, as reflected on Origen's books and records, plus accrued and unpaid interest on such loans. We have purchased loans from Origen under the Agreement and sold loans to Origen under a separate agreement. At July 31, 2003, we had a portfolio of approximately $25.0 million in principal amount of loans purchased under the Agreement. As partial consideration for the repurchase by Origen of certain loans purchased by us under the Agreement, Origen issued to us preferred equity interests in Origen's special purpose entity that holds residual securitization interests. These preferred equity interests had a value of approximately $7.3 million at the time of issuance.

         Origen has notified us that it intends to raise capital that will be used in part to repay all indebtedness owed to us and our affiliates and to redeem our preferred equity interests in Origen's special purpose entity. In addition, Origen may use a portion of the proceeds to repurchase manufactured home loans previously purchased by us under the Agreement. We expect that if Origen is successful in raising capital we would continue to maintain a strategic relationship with Origen and invest $50.0 million in Origen. As part of this relationship, Origen will begin funding loans originated under Sun's Home Buying Made Easy program under which Sun offers low interest loans to purchasers of new and pre-owned homes and pays Origen the interest rate differential between Origen's published rate and the program rate.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

None



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: September 2, 2003                SUN COMMUNITIES, INC.

                                        By:      /s/ Gary A. Shiffman
                                           -------------------------------------
                                        Gary A. Shiffman, President, Chief
                                        Executive Officer and Chairman of the
                                        Board










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